UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  October 29, 2012
(Date of earliest event reported)

CHRISTOPHER & BANKS CORPORATION

(Exact name of Company as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31390	06-1195422
(Commission file number)	(IRS Employer Identification No.)

2400 Xenium Lane North

Plymouth, MN  55441
(Address of principal executive offices, including zip code)

(763) 551-5000
(Company’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (d), (e) On October 29, 2012, Christopher & Banks Corporation (“CBK” or the “Company”) announced that its Board of Directors (the “Board”) had elected LuAnn Via, 59, as CBK’s President and Chief Executive Officer (“CEO”) and as a member of its Board, effective as of Ms. Via’s first date of employment with the Company (the “Start Date”).  The Start Date is anticipated to be November 26, 2012.  In connection with the election of Ms. Via as CEO of the Company, Joel Waller, the current President and Chief Executive Officer, will cease serving in such roles effective as of the Start Date and will begin serving as a consultant to the Company through June 30, 2013.

Ms. Via has over 30 years of retail experience in a variety of channels, including extensive executive, merchandise and product development responsibilities.  From July 2008 until October 2012, Ms. Via served as President and Chief Executive Officer of Payless ShoeSource, Inc. (“Payless”), a subsidiary of Collective Brands, Inc., a publicly traded company that was recently acquired.  At Payless, Ms. Via was responsible for approximately $2.4 billion in annual revenues, generated by approximately 4,000 stores, located in 30 countries across four continents and employing more than 26,000 employees worldwide.  Ms. Via also has specialty retail women’s experience, having served in several capacities at Charming Shoppes, Inc. (“Charming Shoppes”) from January 2006 to July 2008.  As a Group Divisional President from June 2007 to July 2008, she had overall merchandising and operational responsibility for both the Lane Bryant and Cacique brands, generating over $1 billion in annual sales and operating more than 850 stores.  As President of Catherines Stores, Inc., a Charming Shoppes subsidiary, from January 2006 to June 2007, she was responsible for leading a $400 million retail operation with approximately 350 stores.  Ms. Via was at Sears Holding Company from 2003 to 2006 as a Vice President, General Merchandise Manager with responsibility for accessories, fine jewelry, intimate apparel and footwear.  From 1998 to 2003, she was Senior Vice President, General Merchandise Manager of Product Development at Saks, Inc. with responsibility for design, development, sourcing and sales for women’s accessories, intimate apparel and footwear.  She also has a variety of other executive, merchandising and product development experience, having previously worked at Federated Department Stores, The Shoebox/Shoe Gallery and Trade AM International, among others.  Ms. Via attended the University of Miami and is a member of the board of directors of Mela Sciences, Inc.

There are no arrangements or understandings between Ms. Via and any other person pursuant to which Ms. Via was elected as CEO or a director of the Company.  Ms. Via does not have a direct or indirect material interest in any currently proposed transaction to which the Company is a party, nor has Ms. Via had a direct or indirect material interest in any such transaction since the beginning of the Company’s fiscal year.  Ms. Via will not be serving on any committee of the Board upon commencement of service as a director.

Ms. Via has no family relationship with any other officer or director of the Company.  Other than as described below, neither Ms. Via nor any immediate family member of Ms. Via has a material interest in any transaction with the Company involving the payment or receipt of at least $120,000.

In connection with Ms. Via’s election, the Company entered into an employment agreement with her, dated as of October 29, 2012 (the “Agreement”).  The principle terms of the Agreement are described below.

Term.  The Agreement has a three-year term, commencing on the Start Date, with one-year extensions thereafter, unless either party exercises a right to terminate the Agreement.

Annual Compensation.  Subject to and effective upon commencement of employment with the Company, the material elements of Ms. Via’s annual compensation are as follows:

Base Salary.  Ms. Via will receive an initial annual base salary of $800,000 through February 1, 2014.  Thereafter, her salary will be reviewed annually and any adjustments approved by the Board’s Compensation Committee (the “Compensation Committee”); provided that her base salary may not be reduced during the Term of the Agreement without Ms. Via’s consent, unless such reduction is made on substantially similar terms for all senior executives.

Annual Bonus Opportunity.  Ms. Via will be eligible for a bonus under the Company’s Annual Incentive Program, beginning in fiscal 2014.  The target annual bonus opportunity will be equal to 100% of her then current base salary, with the maximum and threshold bonus levels to be set by the Compensation Committee or the Board, in the ordinary course of its annual compensation deliberations.

Long-Term Incentive Opportunity.  Due to the granting of a long-term incentive inducement award described below, commencing in fiscal 2017, Ms. Via will be eligible to receive annual long-term incentive compensation awards.  Such awards will be determined by the Compensation Committee, in the ordinary course of its annual compensation deliberations.

Benefits and Perquisites.  Ms. Via will also be eligible to participate in all existing benefit plans generally available to the Company’s senior executives and to receive an annual car allowance of $12,000.  In connection with Ms. Via’s relocating to Minnesota, the Company will pay weekly coach round trip airfare between Memphis, Tennessee, her primary residence, and Plymouth, Minnesota for a period of up to six months.  In addition, the Company will pay for the cost of moving her household goods from Kansas City, Kansas to the Twin Cities area and will provide her up to $5,000 per month of temporary living expenses for up to six months.

Inducement Awards and Bonuses.  To induce Ms. Via to join the Company, as well as in lieu of potentially foregone compensation, the Company will grant to Ms. Via certain inducement and bonus awards as summarized below, subject to and effective upon commencement of her employment with the Company:

(1)  a cash signing bonus of $200,000, payable on the Start Date and subject to repayment in full if Ms. Via resigns without “Good Reason” (as defined in the Agreement) or is terminated for “Cause” (as defined in the Agreement) during the first year of her employment;

(2)  a cash bonus of $300,000, to be paid in $150,000 installments on the first and second anniversaries of the Start Date, so long as she is still employed, absent a termination without “Cause” (as defined in the Agreement) or a resignation with “Good Reason” (as defined in the Agreement);

(3)  an annual incentive inducement award for fiscal 2013, consisting of a non-qualified stock option to purchase 500,000 shares of the Company’s common stock.  This award will be granted on the Start Date, with an exercise price to be based on the Start Date closing price of one share of the Company’s common stock on the New York Stock Exchange (“NYSE”).  The option will vest in full on February 1, 2014, and vesting is accelerated in the event of a “Change-in-Control” of the Company (as defined in the Agreement); and

(4)  a long-term incentive inducement award, consisting of a non-qualified stock option to purchase 1.5 million shares of the Company’s common stock.  This award will be granted on the Start Date, with an exercise price to be based on the Start Date closing price of one share of the Company’s common stock on the NYSE.  The option vests as to 500,000 shares on each of the first three anniversaries of the date of grant, and vesting will be accelerated in the event of a Change-in-Control of the Company.  This long-term incentive stock award is being made with the understanding that it is intended to be lieu of any future grants of long-term equity incentive awards to Ms. Via over the Company’s next three fiscal years.

Employment Termination Absent a Change-in-Control.  In the event that Ms. Via’s employment with the Company is terminated without Cause or she voluntarily resigns for Good Reason, in each case, in the absence of a Change-in-Control of the Company, Ms. Via will be entitled to receive a severance payment equal to:  (i) two times her annual base salary, if terminated in the first year of employment, or (ii) one times her annual base salary thereafter.  In each case, she will also be entitled to receive payments equivalent to her cost of COBRA insurance premiums for a period not to exceed 18 months after her employment termination.  The severance payment is conditioned upon Ms. Via entering into, and not rescinding, a release of claims.  The Company has agreed to continue the one times base salary severance commitment to Ms. Via after the termination of the Agreement, for so long as she remains employed by the Company.

Change in Control.  In the event of Ms. Via’s termination by the Company without Cause or her voluntary resignation for Good Reason upon or within 12 months after a Change-in-Control of the Company, Ms. Via would be entitled to receive cash severance in an amount equal to two times the sum of her annual base salary plus on-target bonus.  She will also be entitled to receive payments equivalent to her cost of COBRA insurance premiums for a period not to exceed 18 months after her employment termination.

Restrictive Covenants.  In consideration for the payments and benefits provided under the Agreement, Ms. Via has agreed to certain restrictive covenants to protect the Company, including restrictions on post-termination disclosure of confidential information, competitive activity and solicitation of the Company’s employees.  Ms. Via also agrees and acknowledges that she will be subject to the Company’s current, and future, performance award recoupment policies as they relate to her performance-based awards.

The foregoing description of the principle terms of the Agreement is qualified in its entirety by reference to the Agreement, including its exhibits, a copy of which is filed with this report as Exhibit 10.1 and incorporated by reference herein.

Item 7.01  Regulation FD Disclosures.

On October 29, 2012, the Company issued a press release announcing the election of Ms. Via as Chief Executive Officer and President of the Company, and as a director of the Company, effective upon her first day of employment with the Company.  The Company also announced that upon Ms. Via’s first day of employment, Joel Waller, the current President and Chief Executive Officer, will cease serving in those positions and will begin serving as a consultant to the Company through June 30, 2013.

The information in Item 7.01 of this Current Report on Form 8-K, including the press release attached as Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section.  The information in Item 7.01 of this Current Report shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Employment Agreement between Christopher & Banks Corporation and LuAnn Via, dated as of October 29, 2012.
99.1	Christopher & Banks Corporation Press Release, dated October 29, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Peter G. Michielutti
Peter G. Michielutti
Senior Vice President, Chief Financial Officer

Date:  November 1, 2012

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement between Christopher & Banks Corporation and LuAnn Via, dated as of October 29, 2012.
99.1	Christopher & Banks Corporation Press Release dated, October 29, 2012.